Exhibit 10.6

CNO FINANCIAL GROUP, INC.
CNO Financial Group, Inc., a Delaware corporation (the "Company"), is amending the treatment of awards under the Company's Amended and Restated Long-Term Incentive Plan (the "Plan") in the event that your employment is terminated due to death or disability or in connection with a Change in Control. Capitalized terms used in this letter agreement without definition shall have the meaning set forth in the original award agreement(s).
(a)Effect on Vesting and Exercisability of Restricted Shares upon Termination of Employment. Notwithstanding any provision to the contrary of an outstanding award agreement under the Plan, the following special vesting rules shall apply if your employment with the Company or a Subsidiary terminates prior to Restricted Shares becoming fully vested in the circumstances set forth below:

(i)Termination Due to Death. If your employment is terminated by the Company or a Subsidiary due to your death, any unvested Restricted Shares shall vest in full as of such date.

(ii)Termination Due to Disability. If your employment is terminated by the Company or a Subsidiary due to your Disability, any unvested Restricted Shares shall continue to vest thereafter on the same vesting schedule as if you had remained an employee.

(iii)Change in Control. In the event your employment is terminated by the Company or a Subsidiary without Cause or by you for Good Reason (as defined in your Option award agreements) within six months prior to and in anticipation of or within 24 months after a Change in Control has occurred, any unvested Restricted Shares shall vest in full as of such date of termination.

(b) All other provisions of the outstanding Restricted Share award agreements shall remain in full force and effect.

To execute this amendment and confirm your agreement to its terms you must click the Acknowledge and Agree button in the accompanying email.

Very truly yours,

CNO FINANCIAL GROUP, INC.

By:	/s/ Sue Menzel
Susan L. Menzel, EVP, Human Resources